EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces
The Closing Of Five Pharm Retail Stores

GRAND RAPIDS, MICHIGAN-September 13, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today announced it is closing five Pharm retail stores and one convenience store, which was acquired through the recent Felpausch acquisition, by the end of September, 2007. The decision to close the stores was based on a comprehensive evaluation of the stores' performance trends, long-term growth prospects, on-going capital requirements and lease expiration dates.

The Company expects to record a pretax gain of approximately $0.8 million from the sale of related assets in its fiscal 2008 second quarter. The net gain on the transaction will be recorded as discontinued operations on the Company's financial statements.

The five Pharm retail stores generated approximately $30.0 million in net sales and recorded an operating loss of approximately $0.4 million during fiscal 2007.

Commenting on the transaction, Craig Sturken, Spartan's Chairman, President and Chief Executive Officer said, "The closing of any of our retail stores is always a difficult but necessary decision. These particular stores did not meet our performance criteria, were located in outlying markets with limited growth potential and had leases expiring in a relatively short time period. We sincerely thank the affected management and associates for their hard work and support."

The Pharm retail stores are located in Napoleon, Findlay, Bowling Green, Lima, and Port Clinton, Ohio. The ExpressMart convenience store is located in Mason, Michigan. Following the closing of these retail stores, Spartan Stores retail store base will consist of 88 retail supermarkets and 14 Pharm stores.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 88 retail supermarkets and 19 deep-discount food and drug stores in Michigan and

Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as that an event or trend "will" occur or that Spartan Stores or its management "intends" or "expects" a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Expected gains and closing expenses are estimates and actual results could vary. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.